Exhibit 99.1

Press Release	November 12, 2009, Time Immediate EST

New CEO of Four Rivers Shares Strategy and Vision for Enhancing Shareholder Value

Calvert City, Kentucky - November 12, 2009  - Four Rivers BioEnergy Inc. (OTCBB: FRBE) (“4Rivers'' or “Four Rivers” or “the Company”) today announced a letter to supporters and shareholders from its newly appointed Chief Executive Officer, Stephen Padgett, providing a progress report on the Company’s strategic direction and development activities.  Highlights of the letter are included below and the letter in its entirety has been filed today on a form 8-K.

In his letter he explains the Group’s aspiration to realize the potential of bio-fuel and renewable energy by utilizing financial and operational expertise to aggregate bio-fuel and renewable energy assets, integrate value added technologies, and drive significant increases in efficiencies, output and profitability.

Mr. Padgett paints a strong, upbeat picture of Four Rivers, whilst expressing a note of caution, as he explains what the Group has been doing to position itself for profitable growth following the two acquisitions made earlier in the year.  In particular, he clarifies 4Rivers focus on (a) targeting, selecting and acquiring bio fuels assets, many of which are available at a discount to cost, similar to those already acquired; (b) positioning those assets for growth using 4Rivers diverse expertise; and then (c) raising capital for those repositioned assets to enable 4Rivers transformation plans to be recognised.

He points out that the Group is working with several potential providers of capital who would become financial partners with 4Rivers, investing directly into the company’s assets and leveraging 4Rivers’ ability to create substantial value.

He states the Group’s view that bio-fuels is a misunderstood sector, which has suffered from poorly conceived and executed business models in its early stages, leaving a weak industry that has fallen foul of the global recession on a large scale and many investors and commentators nervous and uncertain about its potential.  Four Rivers believes that the situation presents a major opportunity to acquire discounted assets and transform them into diverse, profitable next generation bio energy businesses, which is at the heart of its strategy.

Mr. Padgett pays tribute to the team at Four Rivers and the wider group of investors, business partners and associates that make the group what it is today and states his commitment to profitable growth and enhancing shareholder value.

About Four Rivers

4Rivers is a Bio-Energy company that is focused on building value through selective acquisitions of Bio-Energy sector assets and technologies and in the introduction of technologies and other profit improvement initiatives to those acquired assets and to potential new developments utilizing those technologies, its know-how and expertise. Its management believes that now is an attractive time to acquire core assets and consolidate and improve them through the application of technology, knowhow, expertise and effective logistics, as demonstrated by two asset purchases completed earlier in this year.

For further information regarding Four Rivers please contact:

Stephen Padgett, Chief Executive Officer

Tel: +1 270 395 0176

Fax: +1 270 395 0323

Email: stephenpadgett@riv4ers.com

Martin Thorp, Chief Financial Officer

Tel +44 207 499 1730 or +44 77 1717 5500

Fax +1 270 395 0323

Email: martinthorp@riv4ers.com

About Geo Genesis

Geo Genesis Group Limited, a Marshall Islands registered company which listed on PLUS in April 2008, operates as an investment vehicle and/or strategic adviser to companies based and/or operating in emerging markets, primarily focused in China, seeking to raise capital in the EU, Hong Kong and the United States. Its key objectives are to generate revenue and/or acquire equity positions in investee companies, advisory clients or assets in emerging markets. The Company is also establishing various sector specific private equity closed-end investment companies to invest in investee companies directly.

For further information visit www.geogenesisgroup.com or contact:

Roger Bendelac, Chief Executive Officer

Geo Genesis Group Limited

Tel: +1 (917) 969 5475

About Corporate Profile

Corporate Profile, LLC is a New York City based full service investor relations firm providing retail and institutional investment community targeting and road shows, as well as corporate positioning and communications for publicly traded companies.  Corporate Profile introduces companies to funding sources and provides strategic networking with the global financial services and investment banking industry in order to support the highest possible valuation of the client.

For further information regarding Corporate Profile, LLC contact:

Laurel Moody, Investor Relations

Corporate Profile, LLC

Tel +1 646 810 0608

Email: lmoody@corporateprofile.com

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements are based on management's good faith views and expectations when made.  Forward-looking statements are inherently subject to known and unknown risks and uncertainties which, in the case of the company,  include raising adequate capital to continue operations, technology and product development uncertainties, competition, cost and availability of feedstock, and plant development and manufacturing scale up.  Actual results may differ, perhaps materially, from those discussed in the forward-looking statements.  The company discussed in this release is not obligated to update its forward-looking statements or comment on those differences.  Readers are encouraged to refer to the recent public filings of the company to further ascertain the risks associated with the forward-looking statements.  Readers are urged not to place undue reliance upon such statements.

Four Rivers BioEnergy Inc.

Open Letter to Stakeholders

Upon taking over my new role as Chief Executive Officer, I wanted to write an open letter to all of our stakeholders - our shareholders, employees, contractors, suppliers, customers, business partners and others who have contributed to and followed the development of Four Rivers since its formation in 2007.

Strategic Overview

The principal strategy, that we set out from the start, remains central to everything that we are doing and hope to accomplish – to create value in the bio-fuels space through the deployment of our operational, logistical and commercial expertise and the application of  proven technology.  Our approach is differentiated in several key respects and is designed to both increase operating efficiency and profitability and materially reduce risk.

Initially, we set out to build a ‘state-of-the-art’ bio-fuels plant on the 437 acres plot of land in Kentucky that was carefully selected for that purpose and acquired in early 2008.  The global recession postponed these plans, while creating a parallel opportunity - to apply that same technology and expertise to assets that had become distressed as a result of the recession and could be acquired at a substantial discount.

In early 2009, we successfully closed our first two acquisitions. Firstly, we acquired Kreido’s proprietary STT® technology together with their substantially complete 50mmgy bio-diesel plant built around STT reactors.  Our second acquisition was a 35mmgy bio-diesel plant in England, which we acquired out of a pre-packed insolvency that provided substantial expertise in the use of multiple feedstocks (including used cooking and other oils) for the production of high quality bio-diesel.

Both of these opportunities met our criteria for targeted bio-fuels assets:  a deeply discounted acquisition cost and demonstrable opportunity to make substantial improvements through the application of technology and expertise.

As the bio-fuels sector continues to evolve, we see increasing opportunities and have further refined our strategy to maximize our ability to capitalize on them.

Our strategy has several themes:

1.

To acquire, at a significant discount, distressed assets which failed during the recession due to a multiple of factors including poor financial structuring, expensive construction costs, weak commercial risk management and poor application of technology;

2.

To initially stabilise those assets through the application of strong operational and commercial management and technological and process expertise;

3.

To build around those acquired assets to transform them using our ‘Four Rivers Improvement Programme”, which has been developed from the design of the originally envisaged flag ship site with further enhancements. This programme essentially applies proven technology, design and know-how to broaden and diversify feedstock and end product thereby reducing risk and improving operational efficiency and profitability. The programme also introduces technologies that optimise energy efficiency and balance and enhance ‘green’ credentials.

4.

To create an integrated, group wide, transatlantic strategy to manage commercial exposure in the area of feedstock and end product pricing and logistics, thereby effectively managing commercial risk and optimising margins.

Our approach, when fully deployed, transforms a single product, localised bio-fuels plant into an integrated facility with enabling technology to utilise a wide range of feedstock and produce an expanded range of feed, food and energy outputs as part of a proposed transatlantic platform, with improved operational efficiencies, returns and minimised risk.

Corporate Finance

Further capital is required to create substantial value from our strategic plan. We have determined that the most appropriate strategy to obtain this capital is through a combination of two initiatives:

(a)

Raising capital through the issuance of new shares in 4Rivers; and

(b)

 Attracting direct equity and debt finance into our acquired businesses, which we will, where appropriate, spin off into special purpose vehicles to facilitate such financing, once we have stabilised and improved them to the point where they present good quality investment opportunities.

We believe this two-pronged approach allows 4Rivers to retain maximum returns to our stockholders without necessarily suffering substantial dilution.

Operational focus

Since the acquisition of the Kreido assets and the UK bio diesel plant, we have been concentrating our efforts in three areas:

1.

Stabilising the UK plant: We have met our objective of ensuring that the plant will produce high quality bio-diesel from a wide range of used oils on a sustainable and commercial basis. We are currently raising additional capital to enable the launch of an international feedstock procurement plan and make certain technology improvements, which will transform the plant’s operational efficiency and profitability. These enhancements include the deployment of an STT® reactor. Our medium term plans for the plant include further technology enhancements and increasing its capacity to use the substantial unused infrastructure that exists on the site, as well as develop logistics infrastructure at the nearby deep sea water port.

2.

Commercialising the STT® assets: Our objective is to develop and implement a viable commercial strategy for our STT® technology and assets. Our approach is to sell or lease STT® reactors to existing or new bio-diesel plants, including those that we acquire, and develop alliances to deploy the technology in other industries. We are in the process of completing this commercialisation phase and will announce plans for the future direction of our STT® business shortly.

3.

Ongoing acquisitions: We continue to actively identify and evaluate potential acquisition opportunities that meet our stringent criteria. Since completing our first acquisitions, we have entered into negotiations with several other potential vendors, although none of these have attained the firm commitment stage.

I will continue to focus our activities in these areas and believe that there are considerable synergies to be exploited by building a substantial, transatlantic bio-fuels group and deploying our strategies on a larger scale.

We have been reconsidering the utilisation of the land that we originally purchased in Kentucky and have concluded that it is more appropriate to capture the $6.1 million estimated value of this land by potentially selling it, or otherwise using it to realise cash, to fund our ongoing strategy. Consequently, we have placed the land with an agent for sale, although to maximise value this may take some time to realise.

We have recently appointed the Energetics Capital Markets Group Limited group in London, together with Geo Genesis Group Limited, their associate in New York, to assist us in developing and deploying our corporate finance strategy.  In addition we have appointed Corporate Profile LLC, in New York, to work with Energetics and Geo Genesis in the area of Investor Relations and Communications. We believe that these partners are expert in their respective fields and understand our sector, strategy and business opportunities. We look forward to working with them to expand the capital base of Four Rivers.

In short, I am delighted to have been appointed by the Board to serve as Four Rivers Chief Executive Officer. I believe that, whilst there are a number of challenges ahead, we have the right strategy for bio energy at the right time and the right team and set of business partners to help us drive forward and achieve our vision.

Sincerely,

Stephen Padgett